Exhibit 99.1

5151 Edina Industrial Blvd., Suite 575, Minneapolis, MN 55439 | (952) 405-6216 | www.petvivo.com

PRESS RELEASE:

Jaime Pickett Joins PetVivo Holdings, Inc. Board of Directors

MINNEAPOLIS, MN, US, September 22, 2026 — PetVivo Holdings, Inc. (OTCQX: PETV) (the “Company”), an emerging biomedical device company focused on the commercialization of innovative medical devices and therapeutics for companion animals, today announced the appointment of Jaime K. Pickett, DVM, MBA, to its Board of Directors, effective September 22, 2026.

“We are pleased to welcome Dr. Jaime Pickett to PetVivo’s Board of Directors,” said John Lai, Chief Executive Officer of PetVivo Holdings, Inc. “Jaime brings a valuable combination of veterinary expertise, executive leadership and experience growing veterinary care organizations. Her understanding of clinical practice, hospital operations and animal-health technology will provide an important perspective as we work to expand product adoption, strengthen relationships with veterinarians and pursue opportunities for sustainable growth.”

Dr. Pickett is a veterinary healthcare executive, entrepreneur and board leader with more than 20 years of experience in animal health, multi-site operations, corporate strategy, business development and product commercialization. She currently serves as Chief Medical Officer of EQUUSIR USA and as Advising Chief Medical Officer and a board member of Alexander International Innovations, providing clinical, regulatory, commercialization and strategic guidance for emerging medical and animal-health technologies. She also serves on the Board of Chief Veterinary Medical Officers and is a Scenthound multi-unit franchisee.

From 2023 to 2026, Dr. Pickett held executive leadership roles with Hannah Pet Hospitals, including Chief Executive Officer, President, board member and Chief Strategy Officer. From 2017 to 2022, she served as Chief Veterinary Officer and Senior Vice President of Pet Paradise and as Chief Operating Officer of its subsidiary, NewDay Veterinary Care. In these executive leadership roles, she led veterinary and operational strategy across more than 55 pet resorts and veterinary hospitals in over 15 states, directed teams of more than 100 veterinary professionals, and was instrumental to the organization’s strong enterprise revenue. Her experience also includes veterinary practice ownership, multi-site expansion, mergers and acquisitions evaluation, and telehealth implementation.

Dr. Pickett earned her Doctor of Veterinary Medicine from the University of Florida College of Veterinary Medicine, an MBA from St. George’s University and a Bachelor of Arts from Johns Hopkins University. She also completed the Global C-Suite Program through Wharton Executive Education at the University of Pennsylvania. She is a member of the American Veterinary Medical Association and served for nine years on the University of Florida College of Veterinary Medicine Admissions Committee.

“I am excited to join PetVivo’s Board and contribute both a veterinarian’s perspective and my experience building and leading animal-health businesses,” said Dr. Pickett. “Bringing new technologies into veterinary practice requires an understanding of clinical needs, practice operations and the support veterinary teams need to evaluate and adopt them. I look forward to working with John and the team to help advance PetVivo’s commercial strategy, strengthen connections with the veterinary community and create long-term value for shareholders.”

Dr. Pickett fills the vacancy created by Diane Levitan’s resignation, effective September 22, 2026. The Board thanks Dr. Levitan for her leadership, guidance and contributions during her tenure. Following these changes, the Board continues to consist of six directors.

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. (OTCQX: PETV), together with its subsidiaries PetVivo Animal Health, Inc., Somatrix Technologies, Inc. and PetVivo AI, Inc., is an emerging biomedical device company focused on the development, manufacturing, commercialization and licensing of innovative medical devices, biomaterials and therapeutics for animal and human health. The Company’s strategy is to leverage its proprietary technologies, intellectual property and scientific expertise to develop and commercialize products addressing unmet needs across veterinary and human medicine.

PetVivo has a robust pipeline of products for the treatment of animals and people. A portfolio of twelve issued and pending patents and six trade secrets protect the Company’s biomaterials, products, production processes and methods of use. The Company’s lead product, SPRYNG® with OsteoCushion® technology, a veterinarian-administered, intra-articular injection for the management of lameness and other joint-related afflictions, including osteoarthritis, in cats, dogs and horses, is currently available for commercial sale.

Company Contact

John Lai, CEO

PetVivo Holdings, Inc.

Email Contact

Tel (952) 405-6216

Forward-Looking Statements

The foregoing information regarding PetVivo Holdings, Inc. (the “Company”) may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2026 and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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